Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	AIG Contacts:
Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

Corebridge Financial Contacts:
Işıl Müderrisoğlu (Investors): investorrelations@corebridgefinancial.com
Matt Ward (Media): media.contact@corebridgefinancial.com
AIG Completes Deconsolidation of
Corebridge Financial
NEW YORK – June 10, 2024 – American International Group, Inc. (NYSE: AIG) today announced it has met the requirements for the deconsolidation of Corebridge Financial (NYSE: CRBG) for accounting purposes. The deconsolidation is a result of AIG’s decision to waive its right to majority representation on the Corebridge Financial Board of Directors and the resignation of Chris Schaper, Executive Vice President, Global Chief Underwriting Officer, AIG, from Corebridge Financial’s Board of Directors.
“Today’s announcement about AIG’s deconsolidation of Corebridge Financial is a major achievement, which reflects the culmination of a series of well-planned and deliberate strategic decisions which will position AIG for the future as a leading global Property and Casualty insurer,” said Peter Zaffino, Chairman and CEO of AIG. “I am very proud of our colleagues at AIG and Corebridge for all they contributed over the past several years, along with the focus and discipline with which they executed on the separation of the Life & Retirement business. Leading up to their successful IPO in 2022, we are very pleased that Corebridge Financial developed high-quality partnerships with Blackstone and BlackRock, and recently we announced Nippon Life’s intent to become an approximately 20% strategic investor, positioning Corebridge Financial for profitable long-term growth and industry leadership.”
Mr. Zaffino will continue as Chairman of the Corebridge Financial Board of Directors which has been reduced to 12 members. AIG owns approximately 48.35% of Corebridge Financial’s common stock.
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About AIG
American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in approximately 190 countries and jurisdictions protect their assets and manage risks through AIG operations and network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

FOR IMMEDIATE RELEASE
AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.
About Corebridge Financial
Corebridge Financial, Inc. (NYSE: CRBG) makes it possible for more people to take action in their financial lives. With more than $390 billion in assets under management and administration as of March 31, 2024, Corebridge Financial is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures. For more information, visit corebridgefinancial.com and follow us on LinkedIn and YouTube. These references with additional information about Corebridge have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.